EXHIBIT 99.2

Commandant United States Coast Guard	2100 Second Street, S.W. Washington, DC 20593-0001 Staff Symbol: G-MSO-5 Phone: (202)267-0225 Fax: (202)267-4570 Email: mprescott@comdt.uscg.mil
16613
September 23, 2005
David C. Landry
Vice President—General Manager
Main Pass Energy Hub
1650 Poydras Street
New Orleans, LA 70112

SUBJECT:	MAIN PASS ENERGY HUB DEEPWATER PORT PROJECT; DMS DOCKET NO. 17696
Dear Mr. Landry:
As you know, the timeline on the Main Pass Energy Hub Deepwater Port Application is currently suspended due to the reasons previously outlined in our letter to you dated August 26, 2005 (see enclosure).
The Deepwater Port Act requires the U.S. Coast Guard (USCG) and the Maritime Administration (MARAD) to comply, at a minimum, with the fundamental elements of public participation during our processing of deepwater port applications. This includes effective public notice, accessible public meetings, and essential consultation with state and Federal officials. Clearly, this is not possible at this time.
Therefore, we are writing to inform you that we currently can not schedule the public hearings in the states affected by Hurricane Katrina that are necessary to resume the processing of the deepwater port applications before us. Because of the havoc wrought by the Hurricane and the need for all concerned to concentrate resources on recovery efforts, it is imposssible to meet the fundamental conditions required to complete the processing of the applications. Even if you provide us with the specific information needed to move forward, we are not in a position to restart the application timeline. Clearly, the State of Emergency that now exists in the Gulf of Mexico has disrupted essential services, destroyed infrastructure, and displaced and diverted concerned citizens, state regulators, and the Federal employee involved in the Deepwater Port process to more pressing issues.
We assure you, however, that we will work closely with you, state and local officials, and concerned Federal agencies to determine when we will resume the public process of our application procedures. We are certainly well aware of the importance of these projects and will move forward as soon as practical.

16613
September 23, 2005
The USCG and MARAD appreciate your commitment to the nation’s energy needs and the development of our marine transporation system. If you have any questions please feel free to contact either Mark Prescott at 202-267-0225 or Keith Lesnick at 202-366-1624.
Sincerely,

M.A. PRESCOTT	H. KEITH LESNICK
Chief, Deepwater Ports Standards Division	Senior Transportation Specialist
U.S. Coast Guard	Deepwater Ports Program Manager
By direction	U.S. Maritime Administration
Enclosure: Main Pass Energy Hub Timeline Suspension August 26, 2005

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Commandant United States Coast Guard	2100 Second Street, S.W. Washington, DC 20593-0001 Staff Symbol: G-MSO-5 Phone: (202)267-1752 Fax: (202)267-4570 Email: rbachman@comdt.uscg.mil
16613
August 26, 2005
David C. Landry
Vice President — General Manager
Main Pass Energy Hub
1615 Poydras Street
New Orleans, LA 70112
Dear Mr. Landry
An applicant for a license under the Deepwater Port Act of 1974 (33 U.S.C. §§1501-1524) is required to assist the U.S. Coast Guard (USCG) and the Maritime Administration (MARAD) in gathering information crucial to the processing of its application. As part of that process, the USCG is preparing an Environmental Impact Statement (EIS) for the proposed Main Pass Energy Hub (MPEH) LNG project, in accordance with the National Environmental Policy Act (NEPA) and in cooperation with MARAD and other Federal agencies.
The public comment period on the Draft EIS (DEIS) for the MPEH project closed on August 1, 2005. Based on our review of the comments received, we believe there are several issues with regard to fisheries, air quality, and water quality that need to be more fully addressed in the Final EIS and that require additional information from MPEH before proceeding further. Please find our detailed list of information requests attached. In addition, please be aware that material previously requested regarding the Cavern Stability Analysis report is currently under review for incorporation into the Final EIS and that review may result in the need for further information.
In addition to the above information needs, it has also become apparent that, under the current schedule for the processing of the MPEH deepwater license application, the final public hearing on the application would take place prior to the public release of the Final EIS. As such, there would not be an opportunity for the public to review changes made to the DEIS, previously circulated to the public, and provide input on those changes for consideration in title Record of Decision at the final public hearing.
Based on the above, and as described in 33 CFR §148.107, we are temporarily suspending the timeline for processing of your deepwater license application. We do not anticipate that the information needed to address the outstanding data needs will require a significant amount of time to obtain and, thus, we do not believe that the processing of your application will be suspended for long. This suspension is necessary, however, in order for the USCG to adequately respond to public comments on the DEIS and to correct the schedule for the processing of the MPEH application so that the Final EIS is published prior to the final public hearing on the license application.
We will set up a phone conference with you shortly to ensure that it is clearly understood what needs to be provided in order for us to move forward.

Subj: Main Pass Energy Hub Temporary Suspension Letter	16613 August 26, 2005
If you have any questions, you may contact me at 202-267-0225, Mr. Roddy Bachman of my staff at 202-267-1752, or Mr. Keith Lesnick at 202-366-1624.
Sincerely,

M. A. PRESCOTT	H. KEITH LESNICK
Chief, Deepwater Ports Standards Division	Senior Transportation Specialist
U.S. Coast Guard	Deepwater Ports Program Manager
By direction	U.S. Maritime Administration

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Subj: Main Pass Energy Hub Temporary Suspension Letter	16613 August 26, 2005
ATTACHMENT
1.	Please provide additional information to satisfy an Environmental Protection Agency (EPA) comment on relating to information in the MPEH NPDES permit application. Specifically, in the discharge modeling results prepared by Brandsma Engineering, they used a 100 m regulatory boundary as the downstream target of interest. EPA was unable to review certain required information from the modeling results (i.e., concentrations of cooled water and sodium hypochlorite at the 10 m ZID boundary). The suggested fix is to rerun the simulations with the 10 m boundary in mind.

2.	Freeport McMoRan Energy’s (FME) comments on the MPEH DEIS appear to indicate that FME would like to modify certain operating parameters of the LNG carriers and assist tugs with regard to fuel utilization and emissions. Based on prior agreement such changes would not be permitted without completion of an increment analysis of air emission in the region of your project. Please confirm that your intentions are to proceed with the operational parameters currently addressed in the DEIS.

3.	In response to public comments received on the DEIS, the USCG is attempting to further evaluate potential impacts to shrimp from the proposed MPEH project. As part of this effort, we are requiring FME to provide any information it may have with regard to the following:
a.	Summaries of the best available data for seasonal densities of shrimp larva in seawater for the area of the proposed terminal and copies of the source materials used to generate this data set.

b.	Life history tables for shrimp in the vicinity of the proposed Terminal that represents the best data available and copies of source material.

c.	Provide all assumptions, references and limitations used in developing these data.
4.	In response to previous USCG comments FME states that “It is widely accepted by technical specialists within the natural gas cavern storage industry that domal salt porosity is very low.” Please provide references or documents that support this statement.

5.	With regard to pipeline construction activities please provide information concerning resuspension of contaminated sediments:
a.	Provide the most recent report or study used to estimate sediment contamination in the pipeline laying area.

b.	Provide a list of contaminants and the amount of contamination that may be resuspended (per acre or length of pipeline) as a result of burying the pipelines in gulf sturgeon critical habitat.

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Subj: Main Pass Energy Hub Temporary Suspension Letter	16613 August 26, 2005
c.	Identify construction practices to minimize impacts to benthic resources, such as lay barge anchoring restrictions, location of horizontal directional drill exit pit, HDD or other pipeline construction restrictions or methods (including alternate trenching methods to reduce sediment disturbance and resuspension).

d.	Proposed mitigation of unavoidable impacts.
6.	Please provide the following information with regard to installation of pilings required for new flatforms associated with MPEH:
a.	Estimates of the frequency and decibel levels produced by the pile driving.

b.	The area to which noise produced by pile driving will exceed 182, 175, and 160 dB energy field densities.

c.	Identify any mitigation FME would propose if the noise would have adverse impacts to listed species (e.g. bubble curtains, alternative pile placement techniques, or use of protected species observers).
7.	The PBEnergy Storage documents: Sulphur Mining Related Ground Motion at Main Pass 299 and Geomechanical Modeling Campaign — MPEH Solution-Mined Gas Storage Caverns are labeled -PRIVILEGED AND CONFIDENTIAL-. Please provide public versions of these documents so that they may be included with the Final EIS for this project.

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